Exhibit 99.1

COMPANY CONTACT:
Peter Ingram, CFO
Hawaiian Airlines
Phone: 808.835.3030
peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:
Matt Bernier, Sr. Director
Phone: 808.838.5508
matt.bernier@hawaiianair.com

MEDIA CONTACT:
Alan L. Hoffman, Sr. VP
Hawaiian Airlines
Phone: 808.838.6758
al.hoffman@hawaiianair.com

Hawaiian Holdings Reports 2009 First Quarter Financial Results

•                  Net income of $23.5 million, or $0.46 per diluted share

•                  Operating income totaled $35.9 million, compared to an operating loss of $22.0 million in the first quarter of 2008

•                  Operating revenue increased 14.9% to $288.6 million

•                  Unrestricted cash, cash equivalents and short-term investments of $248.0 million at March 31, 2009

HONOLULU — April 28, 2009 — Hawaiian Holdings, Inc. (NASDAQ: HA) (“Holdings” or the “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported consolidated net income for the three months ended March 31, 2009 of $23.5 million, or $0.46 per diluted share, on total operating revenue of $288.6 million.  This result compares to a net loss of $19.9 million, or $0.42 per diluted share, on total operating revenue of $251.2 for the three months ended March 31, 2008.  The Company’s operating income of $35.9 million for the three months ended March 31, 2009 compares to an operating loss of $22.0 million in the prior year period.

 “Our first quarter financial performance was good in absolute terms and notably better than that of most of our competitors,” commented Mark Dunkerley, the Company’s president and chief executive officer.  “The benefits of a significant decline in the price of fuel more than offset the consequences of weaker demand for Hawaii vacations while several years of diligent cost control in areas of expense that we influence added to the overall results.  As usual, a highlight of the period was the outstanding performance of our team of employees.  Their excellence was recognized in April, when Hawaiian was ranked the #1 carrier in the country for service quality and performance in the 19th annual Airline Quality Rating study.”

“Looking ahead, short term bookings remain robust albeit at fares lower than last year and lower than in the first quarter.  The trend towards bookings being made closer to the date of travel continues and coupled with significant uncertainty in the economic environment provides us a less clear view of the future than we are accustomed to.  However, our strong first quarter results provide a good foundation upon which to build as we approach the summer travel season,” concluded Mr. Dunkerley.

First Quarter Financial Results

The Company reported operating income of $35.9 million in the first quarter of 2009, compared to an operating loss of $22.0 million in the first quarter of 2008.

Hawaiian’s short haul interisland operations increased significantly year-over-year during the first quarter, while long haul capacity was relatively flat year-over-year.  Since shorter haul operations tend to have both higher revenue and higher costs per seat mile, this shift in mix of flying toward a higher percentage of shorter segment interisland operations tends to inflate both revenue per available seat mile (RASM) and cost per available seat mile (CASM) relative to the prior year.

First quarter 2009 operating revenue was $288.6 million, a 14.9% increase compared to the first quarter of 2008.  Capacity for the quarter increased 4.9% year-over-year to 2.4 billion available seat miles (ASMs), resulting in RASM of 12.06 cents, up 9.5% from 11.01 cents in the first quarter a year ago.  First quarter load factor decreased to 81.9% from 85.0% in the same period a year ago. Passenger yield (passenger revenue per revenue passenger mile) increased 8.7% to 12.97 cents from 11.93 cents in the first quarter of 2008.  Selected Statistical Data is included in Table 2 below.

Total operating expenses for the first quarter of 2009 decreased 7.5% year-over-year to $252.7 million, resulting in operating cost per available seat mile (CASM) of 10.56 cents, down 11.9% versus the same period a year ago.  Excluding fuel, first quarter CASM increased 5.9% to 8.46 cents versus 7.99 cents for the same period a year ago reflecting the aforementioned impact of increased short haul flying.

Aircraft fuel costs decreased 44.9% year-over-year in the first quarter to $50.2 million and represented 19.9% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel decreased 48% year-over-year in the first quarter to $1.48 (including taxes and delivery), while block hours increased 14.7% primarily reflecting increased 717 operations.  During the current year period, the financial impact of hedging activities are included in non-operating income/expenses, and as such are not reflected in fuel expense.  Non-operating expenses reflect $1.4 million in net losses from Hawaiian’s fuel hedging activity.

We believe that economic fuel expense is the best measure of the effect of fuel prices on our business as it most closely approximates the net cash outflow associated with the purchase of fuel for our operations in a period.  We define economic fuel expense as GAAP fuel expense plus (gains)/losses realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.  For the three months ended March 31, 2009 our economic fuel expense was $61.2 million ($1.81 per gallon), compared to $86.5 million ($2.71 per gallon) in the year earlier period.  An analysis of economic fuel expense for the three months ended March 31, 2009 and 2008 is included in Table 3.

Wages and benefits expenses increased by $10.2 million in the first quarter of 2009 from the comparable period in 2008 primarily as a result of increased operating activity associated with expanded interisland service following cessation of service by our primary interisland competitor in April 2008 and higher pension expenses.  Hawaiian’s year-over-year increase in Other Rentals and Landing Fees of $4.3 million reflects both the increase in our interisland operations and rate increases associated primarily with airports in the state of Hawaii.

First quarter 2009 non-operating expenses totaled $6.3 million, compared with non-operating income of $2.1 million in the first quarter of 2008. During the current year period the Company recognized non-operating expenses totaling $1.4 million related to fuel hedging activities compared to non-operating income of $5.6 million during the prior year period.  During the first quarter of 2009, fuel hedging expenses include $10.9 million of realized losses on derivative contracts settling in the quarter, the reversal of $7.9 million of previously recorded losses on these same contracts, and $1.6 million in unrealized gains related to fuel derivative contracts settling in future periods.

Liquidity, Capital Resources and Fuel Hedging

•                  As of March 31, 2009 the Company had:

•                  Unrestricted cash and cash equivalents and short-term investments of $248.0 million, and $34.7 million in restricted cash.

•                  $87.9 million outstanding under two term loan facilities, $106.7 million outstanding under floating rate notes issued in conjunction with the acquisition of three Boeing 767-300 ER aircraft in December 2006, and additional notes payable of $11.8 million.

•                  $46.6 million of Capital Lease obligations primarily associated with four 717-200 aircraft.

•                  A summary of the Company’s fuel derivatives contracts as of April 24, 2009 is included as Table 4.

Company Highlights

•                  In April, Hawaiian earned the distinction of being the nation’s top-ranked carrier for service quality and performance in 2008, as reported by the 19th annual Airline Quality Rating study.

•                  Hawaiian was ranked as the nation’s #1 carrier for on-time performance and fewest flight cancellations as reported by the U.S. Department of Transportation’s (DOT) Air Travel Consumer Report for the months of January and February.  Hawaiian also ranked first and second nationally for fewest misplaced bags in January and February respectively.

•                  In late March, Hawaiian Airlines’ flight attendants voted overwhelmingly to approve a new two-year contract agreed tentatively between the company and leaders of the Association of Flight Attendants-CWA (AFA-CWA) in February.  The new contract increases compensation for Hawaiian’s 1,031 flight attendants and provides for operational improvements that will increase efficiency for the company.

•                  In March, Hawaiian announced that its Board of Directors authorized a stock repurchase program under which the Company may purchase up to $7 million of its outstanding common stock.

•                  In April, Hawaiian announced the addition of a third weekly roundtrip flight for the summer between Honolulu and Pago Pago, American Samoa to address increased seasonal demand.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin later today (Tuesday, April 28, 2009) at 4:30 p.m. Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live webcast, the call will be archived for 90 days on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian is the nation’s highest-ranked carrier for service quality and performance in 2008 in the 19th annual Airline Quality Rating study.  Hawaiian has also led all U.S. carriers in on-time performance for each of the past five years (2004-2008) and has been an industry leader in fewest misplaced bags during that same period (#1 from 2005-2007, #2 in 2008) as reported by the U.S. Department of Transportation. Consumer surveys by Conde Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian as the top domestic airline serving Hawaii.

Now in its 80th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides more than 160 daily jet flights within the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (Nasdaq: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation, the price and availability of aviation fuel; a continued decline in the U.S. and global economies; our dependence on tourist travel; competition in the transpacific and interisland markets; the effects of seasonality and cyclicality; the concentration of our business in Hawaii; the competitive advantages held by network carriers in the transpacific markets; the effects of new entrants into the transpacific and interisland markets; competitive pressures on pricing (particularly from lower-cost competitors); demand for transportation in the markets in which we operate; our ability to negotiate amendments to labor agreements which are currently amendable; our dependence on satisfactory labor relations; the impact of our substantial financial and operating leverage; our ability to comply with financial covenants; the competitiveness of our labor costs; our substantial funding obligations under our defined benefit pension plans; our ability to attract, motivate and retain key executives and other employees; our increasing dependence on technologies to operate our business; our reliance on other companies for facilities and services (including, without limitation, aircraft maintenance, code sharing, reservations, computer services, accounting, frequent flyer programs, passenger processing, ground facilities, baggage and cargo handling and personnel training); our fleet concentration in out-of-production Boeing 717-200 aircraft; our long-term commitments with aircraft and engine manufacturers and eventual financing arrangements; delays in scheduled aircraft deliveries or other loss of fleet capacity; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; increases in aircraft maintenance costs due to the aging and increased utilization of our fleet, and the possible unavailability of other aircraft; bankruptcies in the airline industry and the possible negative impact such bankruptcies might have on fares and excess capacity; government legislation and regulation, including the Aviation and Transportation Security Act and other similar regulations; changes that may be required by the Federal Aviation Administration or other regulators to Hawaiian Airlines, Inc’s aircraft or operations; the impact of possible aircraft incidents; the impact of possible outbreaks of disease; the impact of litigation, anticipated and unanticipated; the impact of possible disruptions due to unpredictable weather and environmental concerns; the potential impact of consolidation within the airline industry; increased airport rent rates and landing fees at the airports within the State of Hawaii or elsewhere; the cost and availability of insurance, including aircraft insurance; security related costs and regulation; our ability to implement our growth strategy and related cost reduction goals; consumer perceptions of our services compared to other airlines.

Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations (in thousands, except for per share data) (unaudited)

	Three Months Ended
	March 31,
	2009	2008
	(unaudited)
Operating Revenue:
Passenger	$254,141	$230,327
Cargo	14,909	7,762
Other	19,574	13,130
Total	288,624	251,219

Operating Expenses:
Aircraft fuel, including taxes and oil	50,199	91,036
Wages and benefits	67,465	57,301
Aircraft rent	24,151	23,813
Maintenance materials and repairs	28,779	29,375
Aircraft and passenger servicing	14,620	13,672
Commissions and other selling	17,450	16,168
Depreciation and amortization	12,723	12,019
Other rentals and landing fees	12,494	8,169
Other	24,797	21,674
Total	252,678	273,227
Operating Income (Loss)	35,946	(22,008)

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(5,250)	(5,633)
Interest income	720	1,993
Fuel hedge gain (loss)	(1,387)	5,575
Other, net	(388)	158
Total	(6,305)	2,093

Income (Loss) Before Income Taxes	29,641	(19,915)
Income tax expense	6,107	—
Net Income (Loss)	$23,534	$(19,915)

Net Income (Loss) Per Common Stock Share:
Basic	$0.46	$(0.42)
Diluted	$0.46	$(0.42)

Weighted Average Number of Common Stock Shares Outstanding:
Basic	51,618	47,302
Diluted	51,671	47,302

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended
	March 31,
	2009		2008		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	1,959.6		1,930.1		1.5%
Available seat miles (ASM) (a)	2,391.9		2,270.9		5.3%
Passenger revenue per RPM	12.97	¢	11.93	¢	8.7%
Passenger load factor (RPM/ASM)	81.9%		85.0%		(3.10	)pt.
Passenger revenue per ASM (PRASM)	10.63	¢	10.14	¢	4.8%

Total Operations:
Revenue passenger miles (RPM) (a)	1,960.1		1,938.9		1.1%
Available seat miles (ASM) (a)	2,392.6		2,281.4		4.9%
Passenger load factor (RPM/ASM)	81.9%		85.0%		(3.10	)pt.
Operating Revenue per ASM (RASM)	12.06	¢	11.01	¢	9.5%
Operating Cost per ASM (CASM)	10.56	¢	11.98	¢	(11.9)%
CASM ex-fuel	8.46	¢	7.99	¢	5.9%

(a) In millions.

Hawaiian Holdings, Inc.

Economic Fuel Expense

	Three months ended March 31,
	(in millions except per gallon amounts)
	2009	2008	Change
GAAP fuel expense, including taxes and delivery	$50.2	$91.0	$(40.8)
Settlement of fuel derivative contracts in the current period	10.9	(4.5)	15.4
Economic fuel expense	$61.2	$86.5	$(25.4)
Fuel gallons consumed	33.8	31.9	1.9
Economic fuel cost per gallon	$1.81	$2.71	$(0.90)

Hawaiian Holdings, Inc.

Fuel Derivative Contract Summary

As of April 24, 2009

	Weighted Average Ceiling Price (per gallon)	Ceiling Price Range (Per Gallon)	Gallons Hedged (Thousands)	Percentage of Quarter’s Consumption Hedged	Weighted Average Floor Price	Floor Price Range (Per Gallon)	Gallons Hedged (Thousands)	Percentage of Quarter’s Consumption Hedged
Second Quarter 2009
Crude Oil	$1.66	$1.00 - $2.66	17,136	54%	$1.54	$0.98 - $2.04	7,560	24%

Third Quarter 2009
Crude Oil	$1.52	$1.10 - $2.39	12,726	40%	$1.15	$0.88 - $1.90	7,770	25%

Forth Quarter 2009
Crude Oil	$1.51	$1.20 - $1.86	7,812	25%	$1.02	$0.92 - $1.21	6,636	21%

First Quarter 2010
Crude Oil	$1.76	$1.60 - $1.90	2,730	9%	$1.11	$0.96 - $1.26	2,730	9%

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended
	March 31,
	2009		2008

GAAP operating expenses	$252.7		$273.2
Aircraft fuel, including taxes and oil	50.2		91.0
Adjusted operating expenses	$202.5		$182.2

Available Seat Miles	2,392.6		2,281.4

CASM	10.56	¢	11.98	¢
Less aircraft fuel	2.10		3.99
CASM - ex-fuel	8.46	¢	7.99	¢

Notes:

ASM’s represents total operations